UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 23, 2013

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

     Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices)
(86-579) 8223-9700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On October 23, 2013, Jinhua Kandi New Energy Vehicles Co., Ltd. (“Kandi New Energy”) entered into a Sales Contract with Zhejiang Wanxiang Ener1 Power System Co., Ltd.("Wanxiang"). Pursuant to the contract, Kandi New Energy will purchase up to 12,036 cases of 80V66Ah Lithium Iron Phosphate Battery ("Product") from Wanxiang. Each case of battery has 80 volt and 66 Ah (Ampere Hour) capacity. The total purchase price of the Sales Contract will be RMB 182,397,600 (approximately $30,399,600), which will be paid in installments by Kandi New Energy as purchase orders are issued and fulfilled.

     Kandi New Energy shall provide purchase plan and written order to Wanxiang before the 19th of each month and the order shall confirm the detailed Product amounts and delivery times. Wanxiang shall deliver the Product to Kandi New Energy's designated place in Hangzhou.

     The warranty for the Product is 36 month or 150,000 kilometers from the date of receipt of the Product by Kandi New Energy.

     Kandi New Energy shall pay 20% of the product price within 7 days of delivery and pay the remaining 80% within 30 days of receiving government subsidies for the new energy vehicles into which the Product has been installed and Value Added Tax ("VAT") invoices are issued by Wanxiang, but such payment shall not be more than 180 days from the date of delivery.

     If Wanxiang fails to deliver the Product on time, it shall pay a 0.5% per day penalty for the undelivered product price. If Kandi New Energy fails to pay the purchase price on time, it shall pay a 0.5% per day penalty for such late payments.

     Kandi New Energy is a subsidiary of Zhejiang Kandi Vehicles Co., Ltd. ("Kandi Vehicles"), a wholly-owned subsidiary of Kandi Technologies Group, Inc. (the “Company”). The Company, indirectly through its ownership of Kandi Vehicles, has 50% ownership of Kandi New Energy but controls its entire Board of Directors and is entitled to 100% of the economic benefits, voting rights and residual interests (100% profits and loss absorption rate) of Kandi New Energy. The Company's Chief Executive Officer, Mr. Hu Xiaoming, has the remaining 50% ownership interest in Kandi New Energy.

     The description contained herein of the terms of the Sales Contract does not purport to be complete and the Sales Contract will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2013

KANDI TECHNOLOGIES GROUP, INC.

By: /s/ Hu Xiaoming
Name: Hu Xiaoming
Title: Chairman and CEO